Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TriState Capital Holdings, Inc:

We consent to the use of our report dated March 19, 2013, with respect to the consolidated statements of financial condition of TriState Capital Holdings, Inc. and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Pittsburgh, Pennsylvania

May 29, 2013